EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Artisan Components, Inc. of our report dated July 3, 2002 (except Note 9, as to which the date is February 19, 2003) with respect to the financial statements of NurLogic Design, Inc. at May 31, 2002 and 2001, and for the years then ended, included in the Current Report on Form 8-K of Artisan Components, Inc. dated February 19, 2003 filed with the Securities and Exchange Commission on February 26, 2003.

/s/    Ernst & Young LLP

San Diego, California

February 28, 2003